EXHIBIT 99.1

Hutchinson Technology Announces Early Termination of Hart-Scott-Rodino Waiting Period

HUTCHINSON, Minn., Sept. 22, 2016 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (NASDAQ:HTCH) (“HTI”) today announced that the U.S. Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the proposed merger of HTI with and into a wholly owned subsidiary of TDK Corporation (“TDK”).  The early termination of the waiting period under the HSR Act satisfies one of the remaining conditions to the closing of the pending merger.

As of August 21, 2016 (the “measurement date”), HTI’s level of cash (subject to certain adjustments) less any outstanding borrowings on its revolving line of credit (the “net cash”), as further defined in the merger agreement with affiliates of TDK, was approximately $47.1 million.  Based on HTI’s net cash position as of the measurement date, TDK would acquire all of the outstanding shares of common stock of HTI for total consideration of $4.00 per share.

The merger is currently expected to close no later than October 5, 2016, and remains subject to other customary closing conditions set forth in the merger agreement.

About Hutchinson Technology Incorporated

HTI is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, HTI helps customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through its new business development initiatives, HTI focuses on leveraging its unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding the completion of the transactions contemplated by the merger agreement. HTI does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. HTI’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in HTI’s inability to consummate the transactions contemplated by the merger agreement due to the failure to satisfy conditions to its completion and other risks to consummation of the transaction and other factors described from time to time in HTI’s reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:
Chuck Ives
Hutchinson Technology Incorporated
320-587-1605

MEDIA CONTACT:
Connie Pautz
Hutchinson Technology Incorporated
320-587-1823